Exhibit 99.13

FORM OF EXIT FINANCING TERM SHEET

Exit Financing Credit Agreement

Exit Financing. On the Effective Date, without any requirement of further action by security holders or directors of New Pliant, the Debtors or Reorganized Debtors, New Pliant and the Reorganized Debtors shall be authorized and directed to enter into the Exit Facility Credit Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the liens on the exit facility collateral. The Exit Facility Credit Agreement shall be designated as a Senior Credit Agreement pursuant to the terms of the Intercreditor Agreement. The principal terms of the Exit Financing Credit Facility will be no less favorable to the Reorganized Debtors than the following:

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Borrower:	New Pliant

Guarantors:	All domestic and Canadian subsidiaries of the Borrowers

Lenders:	An agent and syndicate of lenders to be determined

Facility Type:	Asset based facility with revolving line of credit

Amount:	$140 million commitment, including $25 million sublimit for letters of credit

Maturity Date:	2nd anniversary date of the Effective Date

Interest Rate:	Market Rate

Collateral:

First priority security interest in substantially all inventory, receivables, deposits accounts, 100% of capital stock of, or other equity interests in, domestic subsidiaries, and 65% of the capital stock of, or other equity interests in, foreign subsidiaries, investment property and certain other assets (the “First Priority Security Interest”) and a second priority security interest in the real property, fixtures, equipment, intellectual property and other assets of the Borrowers (the “Second Priority Security Interest”)

Commitment Fee	Market Rate

Letters of Credit Fee	Market Rate

Representations, Warranties, Covenants, and Events of Default	Customary for facilities of this type

Ranking	First Priority Security Interest senior to security interest of the First Lien Notes and the Second Lien Notes

Second Priority Security Interest that, within a bankruptcy or upon a collateral enforcement action by the First Lien Notes, ranks junior to the security interest of the First Lien Notes and pari passu with the security interest of the Second Lien Notes. Second Priority Security Interest that, upon payment in full of the First Lien Notes and release of the related liens outside of a bankruptcy or collateral enforcement action, ranks senior to the Second Lien Notes